Exhibit 99.2

Scripps completes sale of WRTV in Indianapolis
to Circle City Broadcasting

March 31, 2026

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) closed today on the sale of WRTV, its ABC-affiliated station in Indianapolis, to Circle City Broadcasting for $83 million.

The WRTV sale follows Scripps’ recent completion of the sale of WFTX, its Fox-affiliated station in Fort Myers, Florida, to Sun Broadcasting for $40 million. Combined, the two transactions generated $123 million in cash proceeds, which the company says will be used toward debt paydown and the purchase of 23 ION-affiliated stations that it divested to INYO Broadcast Holdings in connection with its acquisition of ION in January 2021.

The current aggregate purchase price of the INYO stations is approximately $54 million pending timing of a deal close. The divestitures were required at the time to comply with Federal Communications Commission ownership rules, and Scripps will seek waivers from the FCC to the extent such rules are still in effect. Ownership of the INYO stations would be immediately accretive to Scripps Networks division segment profit and margin, and would support coordination with Scripps’ other stations to develop potential new local programming opportunities.

Scripps also has an agreement to swap stations in five markets with Gray Television, a transaction that will strengthen Scripps’ competitive position in key Mountain West markets. That transaction, which requires relief from current television station ownership rules, is now in front of federal regulators for review.

Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com
Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of about 60 stations in 40 markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”